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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

      This Agreement, made as of February 10, 2005 by and between Emergency Medical Services L.P., a Delaware limited partnership (the "Company"), and Todd Zimmerman (the "Executive").

                                    RECITALS

      WHEREAS, the Company has agreed to purchase all of the issued and outstanding shares of common stock of (i) EmCare Holdings Inc., a Delaware corporation and (ii) American Medical Response, Inc., a Delaware corporation;

      WHEREAS, Emergency Medical Services Corporation ("EMSC", the general partner of the Company) has entered into that certain (i) Stock Purchase Agreement, dated as of December 6, 2004 by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and EMSC (the "AMR Purchase Agreement") and
(ii) Stock Purchase Agreement, dated as of December 6, 2004 by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and EMSC (the "EmCare Purchase Agreement" and together with the AMR Purchase Agreement, the "Stock Purchase Agreements");

      WHEREAS, Executive is employed by EmCare (as defined below), which will become a subsidiary of the Company on the Effective Date;

      WHEREAS, Executive is employed by EmCare, and will continue to be employed by the Company, in a confidential relationship during which Executive has and will become familiar with and aware of information as to the specific manner of doing business, strategic plans for future business, and the identity of customers of the Company and its subsidiaries, affiliates and managed entities, all of which will be established and maintained at great expense to the Company, all of which information is a trade secret and constitutes the valuable goodwill of the Company;

      WHEREAS, Executive recognizes that the Company and its subsidiaries are engaged in the business of medical transportation services, and physician practice management services as related to hospital emergency department and hospitalist outsourcing;

      WHEREAS, Executive recognizes that the Company and its subsidiaries and managed entities depend upon a number of trade secrets (including secret techniques, methods and data) in the course of providing services to their clients and that the protection of these trade secrets is of critical importance to the Company and its subsidiaries; and

      WHEREAS, the Company and its subsidiaries will sustain great loss and damage if Executive should violate the provisions of this Agreement, particularly with respect to confidential information and restrictions on competition and that monetary damages for such losses would be extremely difficult to measure.

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      NOW THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, effective as of the time of the Effective Date, it is hereby agreed as follows:

      1. Definitions:

      Whenever used in this Agreement, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

            A. "Agreement" means this employment agreement, as amended from time to time.

            B. "AMR" means American Medical Response, Inc., a Delaware corporation and, on the Effective Date, a wholly owned subsidiary of the Company.

            C. "Base Salary" means the salary of record paid to the Executive as annual salary, as further indicated in paragraph (A) of Article 4.

            D. "Board" means the board of directors of the Company's general partner unless the Company (or its successor) is then a corporation, in which event it means the Company's board of directors.

            E. "Change in Control" means, during the Term, the sale of all or substantially all of the assets of the Company.

            F. "Company" means Emergency Medical Services L.P., a limited partnership formed under the laws of Delaware, and except where the context requires otherwise, including all affiliates and Subsidiaries of the Company, and any successor thereto.

            G. "Effective Date" means the Closing Date as defined in the Stock Purchase Agreements.

            H. "EmCare" means EmCare Holdings Inc., a Delaware corporation and, on the Effective Date, a wholly owned subsidiary of the Company.

            I. "Executive" means Todd Zimmerman.

            J. "15% Internal Rate of Return" means an Investor Return , in cash or cash equivalent, at least equal to an amount determined by increasing the amount of the initial investment, and all subsequent direct or indirect investments by Onex, by the total compounded annual rate of return of 15%, taking into account for these purposes the exercise of all options to purchase Partnership Units outstanding under the Plan or otherwise (including, without limitation, options, other equity awards or interests held by affiliates of Onex and their respective employees), which are then exercisable or become exercisable as a result of the realization of the 15% Internal Rate of Return. Whether the 15% Internal Rate of Return has been realized shall be determined by the Board whose decision shall be final and binding on the Executive. For the avoidance of doubt, a 15% Internal Rate of Return shall be deemed realized only if the Investor Return includes both the amount of the investments and the required return on the investments.

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            K. "Investor Return" means the sum of all cash amounts actually received by Onex, on a cumulative basis through the date of determination, in the form of cash dividends, other distributions or sale proceeds in connection with (a) a disposition of all or any part of its Partnership Units calculated based on the actual net proceeds received from the disposition of such Partnership Units (b) a disposition of all or substantially all of the assets of the Company or a Subsidiary or (c) a recapitalization of the Company or any Subsidiary. Such calculation shall take into account any transaction costs and fees and shall exclude any management, consulting or other similar fees received by Onex or its affiliates.

            L. "IPO/Recap" means an initial public offering of the equity of the Company (an "IPO") or a recapitalization of the Company.

            M. "Liquidity Event" means (i) the sale of all, or substantially all, of the Company's consolidated assets, including, without limitation, a sale of all or substantially all of the assets of the Company or any of its Subsidiaries whose assets constitute all or substantially all of the Company's consolidated assets in any single transaction or series of related transactions or (ii) any merger or consolidation of the Company with or into another entity unless, after giving effect to such merger or consolidation, the holders of the Company's Partnership Units (on a fully-diluted basis) immediately prior to the merger or consolidation, own voting securities (on a fully-diluted basis) of the surviving or resulting entity representing a majority of the outstanding voting power to elect directors of the surviving or resulting corporation (or the general partner of a surviving partnership) in the same proportions that they held their Partnership Units prior to such merger.

            N. "Onex" means Onex Partners LP.

            O. "Partnership Units" means units representing limited partnership interests in the Company.

            P. "Subsidiary" means any corporation that is a subsidiary of the Company including, but not limited to EmCare and AMR.

      2. Employment.

            A. From the Effective Date, the Company shall employ the Executive as General Counsel of EMSC, AMR and EmCare, and the Executive shall serve in such capacity, performing such duties as are consistent with the position, along with such other duties and responsibilities assigned to the Executive by the Chief Executive Officer ("CEO") of EMSC. The Executive shall devote his best efforts to the performance of his duties under this Agreement and shall perform them faithfully, diligently, competently and in a manner consistent with the policies of the Company as determined from time to time by the CEO.

            B. The Executive shall report to the CEO, and shall provide support to the President of AMR or the President of EmCare, as applicable, on all matters pertaining to his duties hereunder.

            C. The Executive shall not engage in other business activities outside the scope of this Agreement, without the express approval of the CEO.

            D. The Executive shall not serve as an officer or director (or the equivalent position) of any entity other than the Company or its affiliates or managed entities, and shall not

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receive fees or other remuneration for work performed outside the scope of his employment without prior written consent of the CEO.

      3. Term of Employment. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement shall not be operative until the Effective Date. The Executive's employment under this Agreement shall commence on the Effective Date, shall continue for a period of two years, and shall be renewed for additional one year periods thereafter (each, a "Renewal Term") unless either party informs the other in writing within 90 days of this Agreement's expiration that it does not wish to renew the Agreement, or unless sooner terminated as provided in this Agreement.

      4. Compensation.

            A. As full compensation for all services rendered by the Executive pursuant to this Agreement, the Company shall pay, or shall cause a Subsidiary to pay, to the Executive a salary of $325,000 per year ("Base Salary"), less applicable withholdings. The Base Salary shall be payable twice monthly on the 15th business day and last business day of each month. Executive's compensation shall be reviewed by the Board annually during the Company's normal review period, beginning in the year following the first anniversary of the Effective Date.

            B. The Executive will be eligible to participate in a short term incentive plan. For fiscal years commencing September 1, 2004 and thereafter, the Executive's target bonus under such plan will be 50% of Base Salary (pro-rated for a partial fiscal year, including the first fiscal year in the term). The Executive's right to receive any bonus under such plan shall be determined based upon performance targets for each year fixed by the Board or a duly authorized committee thereof; provided, that in the case of the partial fiscal year beginning on the Effective Date the Executive's right to receive any bonus under such plan shall be based on the achievement of the budget/business plan of EmCare and AMR for the fiscal year beginning August 31, 2004 approved by the board of directors of Laidlaw International, Inc.

            C. The Executive has agreed to co-invest in the Company on the Effective Date, by purchasing the same securities purchased by the initial equity investors at the per Partnership Unit price paid by the initial equity investors, in the amount of $100,000,or such greater amount determined by the Executive in his sole discretion. Concurrently with this co-investment by the Executive, and pursuant to an equity option plan (the "Plan") the Company will adopt, the Company will grant to the Executive options to purchase four-tenths of one percent (0.4%) of the Partnership Units outstanding on the Effective Date (the "Zimmerman Options"). For the avoidance of doubt, if the agreed-upon co-investment is not made on the Effective Date, then the Company shall have no obligation to grant the Zimmerman Options.

            The Zimmerman Options, if granted, will contain the following terms and will otherwise be subject to the terms and provisions of the Plan:

                  1. Exercise Price. The exercise price will be the per unit purchase price paid by the initial equity investors in the Company.

                  2. Vesting and Exercisability.

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                        a. 50% of the Zimmerman Options will become vested and
      exercisable 25% on each of the first four anniversaries of the Effective Date without further condition.

                        b. 50% of the Zimmerman Options will become vested and exercisable 25% on each of the first four anniversaries of the Effective Date; provided, that exercisability is subject to the further condition that Onex has realized a 15% Internal Rate of Return.

                        c. Notwithstanding the provisions of clause (b), upon the occurrence of a Liquidity Event in which Onex realizes a 15% Internal Rate of Return, all of the Zimmerman Options shall become fully vested and exercisable on the occurrence of the Liquidity Event, and the Zimmerman Options shall terminate and be of no further force or effect if they are not exercised in connection with the Liquidity Event. For the purposes of this clause (c) only, the 15% Internal Rate of Return shall be determined based on (i) cash received by Onex at any time and/or (ii) the fair market value of assets received by Onex at any time (as such fair market value is determined by the Board). Any assets received by the Executive in the Liquidity Event shall be subject to the same restrictions (such as lock-up provisions) to which the assets received by Onex are subject.

                        d. On the fourth anniversary of the Effective Date, if the Zimmerman Options referred to in clause (b) have not terminated pursuant to clause (c) and have vested but are not exercisable because Onex has not realized a 15% Internal Rate of Return, then such Zimmerman Options shall also become exercisable if:

            (i) the Company has met the Cumulative Cash Flow Test, as such term will be defined in the Plan, or

            (ii) if (x) the Company's common stock is publicly traded and listed on a national securities exchange and (y) Onex would have realized a 15% Internal Rate of Return if it had sold its remaining common stock interest in the Company at a per share price equal to the weighted average sale price of the Company common stock (as quoted by such national securities exchange) for any 30 consecutive trading days.

                  3. Term. For the avoidance of doubt, options that have vested according to paragraph 4.C.2.b (by acceleration or otherwise) upon the occurrence of a Liquidity Event but are not exercisable because Onex has not realized a 15% Internal Rate of Return shall terminate on the occurrence of the Liquidity Event, and be of no further force or effect. The occurrence of an IPO/Recap shall not affect the vesting of the Zimmerman Options.

      5. Fringe Benefits; Expenses.

            A. The Executive shall be entitled to welfare benefit coverages (such as medical insurance, dental insurance, short and long-term disability insurance and group term life insurance) to the same extent applicable to similarly situated executives of the Company, in accordance with employee benefit plans and policies maintained by the Company or a Subsidiary for the benefit of the employees of the Company, and as amended from time to time.

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            B. The Company shall reimburse, or shall cause a Subsidiary to reimburse, the Executive for all reasonable and necessary expenses, including membership and licensing fees and dues, incurred by him in connection with the performance of services hereunder, in accordance with the Company's policies and procedures applicable to similarly situated executives of the Company.

            C. The Executive shall be entitled to such vacation time per calendar year as is applicable to similarly situated executives of the Company, which shall not be less than four weeks per calendar year, the use of which vacation time shall be subject to prior approval by the CEO.

            D. The Company shall obtain and maintain directors and officers liability insurance policies covering Executive's actions hereunder on the same terms as similarly situated executives of the Company.

            E. In the event Executive moves his place of primary residence from Dallas, Texas to Denver, Colorado at the Company's request, Company shall pay all reasonable and customary moving and transportation expenses in connection with such relocation.

            F. Company shall provide Executive with a monthly allowance in the amount of $600 to reimburse Executive for automobile expenses.

      6. Disability or Death.

            A. If, as the result of any physical or mental disability, the Executive shall have failed or is unable to perform his duties for a period of 180 consecutive days, the Company may, by notice to the Executive subsequent thereto, terminate this Agreement as of the date of the notice without any further payment or the furnishing of any benefit by the Company under this Agreement, unless otherwise required by applicable law. During the period of disability, and prior to notice of termination by the Company as provided in the preceding sentence, Executive shall be entitled to receive his base salary and, if the performance targets are met, a pro rata portion of his annual performance bonus payable pursuant to paragraph 4.B; such amounts shall be reduced by any amounts paid to Executive under disability insurance policies maintained by the Company.

            B. The term of the Executive's employment under this Agreement shall terminate upon his death without any further payment or the furnishing of any benefit by the Company under this Agreement (other than accrued and unpaid Base Salary and expenses and benefits which have accrued pursuant to any plan or by law).

      7. Termination.

            A. The Company shall have the right to terminate this Agreement immediately for cause in the event of the occurrence of any of the following:

                  1. Fraud, theft, gross misconduct or gross negligence on the part of the Executive, including, without limitation, conduct of a felonious or criminal nature, conduct involving moral turpitude, embezzlement, misappropriation of assets or substantial neglect of duties;

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                  2. Alcohol or drug abuse that impairs the Executive's ability to properly perform his duties;

                  3. Violation of the Company's Corporate Compliance Policy; or

                  4. A material breach of the Agreement by the Executive which has not been cured within 30 days of receipt by Executive of written notice of the breach.

            B. Either party may terminate this Agreement without cause by providing the other party with 90 days prior written notice of termination. If termination is by Executive, the Company may waive notice, in whole or in part, upon immediate payment to the Executive of the Executive's Base Salary for such portion of the 90-day notice period as is waived by the Company. Upon such termination, the Company may elect, in its sole and absolute discretion, to pay the Executive his Base Salary in effect at the time of such termination for a period of up to 18 months following such termination as consideration for Executive's agreement set forth in paragraph 9.A.

            C. Executive may terminate this Agreement in the event of a material breach of the Agreement by the Company which has not been cured within 30 days of receipt by the Company of written notice of the breach.

            D. The Executive may terminate employment with the Company and any Subsidiary with the right to severance compensation as provided in paragraph 8.B. upon the occurrence of a Change in Control followed by one or more of the following events:

                  1. Failure to elect or reelect or otherwise to maintain the Executive in the office or position, or a substantially equivalent office or position, of or with the Company which the Executive held immediately prior to the Change in Control;

                  2. (a) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, (b) a reduction in the aggregate of the Executive's Base Salary received from the Company or the value of the Executive's incentive pay opportunity from the Company or its Subsidiaries, or (c) the termination of the Executive's rights to employee benefits or a reduction in the scope or value thereof to a level that is substantially lower in the aggregate from the level in effect at the time of the Change in Control, any of which is not remedied by the Company with 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction, or termination, as the case may be; or

                  3. The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company.

                                        7
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      8. Salary/Benefit Continuation.

            A. Upon termination of this Agreement by the Company for cause or in the event of the Executive's termination of this Agreement without cause, Executive shall be entitled to receive all salary earned under this Agreement up to the date of termination.

            B. Upon termination of this Agreement by the Company without cause or in the event of the Executive's termination of this Agreement in accordance with paragraph 7.C, the Executive shall be entitled to receive the following:

                  1. All salary earned under this Agreement up to the date of termination; and

                  2. Base compensation at the rate payable on the date immediately prior to termination for an additional period of 18 months (or, in any Renewal Term, for the number of months remaining in the Renewal Term, or, in Purchaser's sole and absolute discretion, for a longer period, up to a maximum of 18 months); and

                  3. For a period of 18 months following the date of termination (or, in any Renewal Term, for the number of months remaining in the Renewal Term, or, in Purchaser's sole and absolute discretion, for a longer period, up to a maximum of 18 months), the Company shall continue to pay for the cost of Executive's participation in the Company's group medical and dental insurance plans and group life insurance at the same rate as applicable to Executive immediately prior to termination, provided that Executive is entitled to continue such participation under applicable state and federal law and under the terms of the Company's employment benefit plans in effect at the time (including provisions in the Company's medical and dental plans related to coordination with other insurance, as applicable); and

                  4. If the performance targets for the year are met, a pro rata portion (equal to a fraction, of which the numerator is the number of full months of Executive's employment in the year and the denominator is 12), of the bonus payable to Executive pursuant to paragraph 4.B., payable at such time as the Company pays annual incentive bonuses for the year to executives of the Company.

            C. Upon termination of this Agreement by Executive in accordance with paragraph 7.D, the Executive shall be entitled to receive the compensation set forth in paragraphs 8.B.1, 8.B.2 and 8.B. 3.

            D. As a condition to receipt of the items set forth in paragraph 8.B.2, 8.B.3 and 8.B.4, as applicable, Executive shall execute promptly upon termination a Settlement and Release Agreement, pursuant to which Executive shall release the Company from any and all claims and demands which Executive may possess against the Company.

      9. Restrictive Covenants.

            A. Executive agrees that during the term of this Agreement, and for 18 months thereafter (provided, that if Executive does not receive severance benefits upon termination of this Agreement, such period shall be 12 months), Executive will not in any manner, without the prior written consent of the Company, directly or indirectly: (1) disclose or divulge to any person, entity, firm, company or employer, or use for Executive's own benefit or

                                        8
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the benefit of any other person, entity, firm, company or employer directly or indirectly in competition with the Company, any knowledge, information, business methods, techniques or data of the Company; (2) solicit, divert, take away or interfere with any of the customers, accounts, trade, business patronage, employees or contractual arrangements of the Company; (3) compete with the Company or enter into any contractual arrangements for the provision of medical transportation services, and physician practice management services as related to hospital emergency department and hospitalist outsourcing with any governmental authority, provider or hospital with which Executive has come into contact while an employee of the Company; or (4) either individually or in partnership, or jointly in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder, or in any other manner, directly or indirectly, manage, carry on, establish, control, engage in, invest in, offer financial assistance, financial services to, or permit his name to be used by any business that competes with the then-existing business of the Company, provided that the Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of the Company, provided that the Executive shall not directly or indirectly own more than five percent (5%) of the issued share capital of the public company, or participate in its management or operation, or in any advisory capacity within the time limits set out herein. Solely for the purposes of this paragraph 9, the term "Company" shall mean the Company, its subsidiaries, its affiliates, their subsidiaries and companies for whom such entities provide services.

            B. Executive further agrees that for a period of 18 months following termination of employment, however caused, he will not solicit for hire or rehire, or take away, or cause to be hired, or taken away, management level employee(s) of the Company.

            C. It is the intention of the parties to restrict the activities of Executive in a manner which reasonably protects the legitimate business interests of the Company. In the event this paragraph 9 is deemed overly broad or unenforceable by a court of competent jurisdiction, it is the intent of the parties that this paragraph be enforced to the fullest extent allowed under applicable law, and be reformulated by such court to the extent necessary to so enforce it.

            D. Executive agrees that the damages and remedies at law for any breach under this paragraph would be inadequate and that, in addition, in the event of a breach under this paragraph, the Company may apply to a court of competent jurisdiction and be entitled to an injunction by such court to prevent a breach or further breach thereof on the part of the Executive. Such injunction shall be in addition to damages or other relief afforded under this Agreement.

            E. The Executive acknowledges that the agreements provided in this
Section 9 were an inducement to the Company to enter into this Agreement and that the remedy at law for breach of his covenants under this Section 9 will be inadequate. Accordingly, in the event of any breach or threatened breach by the Executive of any provision of this Section 9, the Company shall be entitled, in addition to all other remedies, to an injunction restraining any breach by Executive.

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      10. Miscellaneous.

            A. This Agreement shall become operative automatically on the Effective Date and, as of the Effective Date, shall constitute the entire agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by the Company or any Subsidiary, are terminated and cancelled effective on the Effective Date and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any previous agreement, including without limitation, the Agreement, dated as of June 30, 2002, and amended November 6, 2004, between EmCare and the Executive which is hereby terminated and cancelled effective on the Effective Date. If the Effective Date does not occur on or before March 31, 2005, this Agreement shall become null and void and of no further force and effect.

            B. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and performed in Delaware, and shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

            C. This Agreement cannot be modified, amended, or terminated orally. Amendments may be made to this Agreement at any time if mutually agreed upon in writing.

            D. Any amendment, notice, or other communication under this Agreement shall be in writing and shall be considered given when received and shall be delivered personally or mailed by certified mail, return receipt requested, to the parties at their respective addresses set forth below (or at such other address as a party may specify by notice to the other):

            If to Company:     Emergency Medical Services L.P.
                               c/o Onex Investment Corporation
                               New York, New York 10019
                               Attention: Robert M. Le Blanc, President
                               Facsimile: (212) 582-0909

            If to Executive:   Last known address on file with the Company

            E. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

            F. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions of this Agreement which shall remain in full force and effect and any such invalid or unenforceable term or provision shall be given full effect as far as possible. If any term or provision of this Agreement is invalid or unenforceable in one jurisdiction, it shall not affect the validity or enforceability of that term or provision in any other jurisdiction.

            G. This Agreement is not assignable by either party except that it shall inure to the benefit of and be binding upon any successor to the Company by merger or consolidation

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or the acquisition of all or substantially all of the Company's assets, provided such successor assumes all of the obligations of the Company, and shall inure to the benefit of the heirs and legal representatives of the Executive.

            H. The parties acknowledge that none of the benefits granted to either party here under are conditioned on any requirement that either party make referrals to, be in a position to make or influence referrals to, or otherwise generate business for the other.

            I. If the Executive is made a party to any action, suit, proceeding or any other claim whatsoever, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company and one or more Subsidiaries, or is or was serving at the request of Company and one or more Subsidiaries, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the basis of such claim is the Executive's alleged action in an official capacity while in service as a director, officer, employee or agent of the Company and one or more Subsidiaries the Executive shall be indemnified and held harmless by the Company and one or more Subsidiaries to the fullest extent legally permitted or authorized by the Company's and such Subsidiaries' certificate of incorporation or bylaws or resolutions of the Board against all expenses, liability and loss, including, without limitation, legal fees, fines or penalties and amounts paid or to be paid in settlement, all as reasonably incurred by the Executive in connection therewith, and such indemnification shall continue as to the Executive even after the Executive has ceased to be a director, officer, employee or agent of the Company or such Subsidiaries, and shall inure to the benefit of the Executive's heirs, executors and administrators.

                            [signature page follows]

                                       11
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      IN WITNESS WHEREOF, the Company and Executive have executed this
Agreement, in multiple counterparts, each of which shall be deemed an original, effective the day and year first above written.

                                            Emergency Medical Services L.P.

                                            By: Emergency Medical Services
                                                Corporation, its general partner

                                            By: /s/ Robert M. LeBlanc
                                                --------------------------------
                                                Name: Robert M. Le Blanc
                                                Title: President

                                            Date of Execution: February 9, 2005

                                            /s/ Todd Zimmerman
                                            ------------------------------------
                                            Todd Zimmerman

                                            Date of Execution: February 9, 2005

               [signature page to Zimmerman employment agreement]

                                       12
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                            ASSIGNMENT AND ASSUMPTION

            This Assignment and Assumption, dated as of February 10, 2005, between Emergency Medical Services Corporation, a Delaware corporation ("EMSC") and Emergency Medical Services L.P., a Delaware limited partnership ("EMS").

            Reference is made to (i) the Employment Agreement, dated as of February 10, 2005, between EMS and Don S. Harvey (the "HARVEY AGREEMENT"); (ii) the Employment Agreement, dated as of February 10, 2005, between EMS and Randel
G. Owen ( the "OWEN AGREEMENT"); and (iii) the Employment Agreement dated as of February 10, 2005, between EMS and Todd Zimmerman (together with the Harvey Agreement and the Owen Agreement, the "EMPLOYMENT AGREEMENTS").

            EMS wishes to assign to EMSC, and EMSC wishes to accept and assume from EMS, EMS's rights and obligations and Employment Agreements.

            NOW THEREFORE, intending to be legally bound, the parties hereby agree as follows:

            EMS hereby assigns, transfers, grants and otherwise conveys to EMSC, and EMSC hereby accepts and assumes from EMS, all of the rights and obligations under the Employment Agreements.

                                      * * *

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

            IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed and delivered as of the date first written above.

                                     EMERGENCY MEDICAL SERVICES CORPORATION

                                     By: /s/ Randy Owens
                                         ---------------------------------------
                                         Name: Randy Owens
                                         Title: CFO

                                     EMERGENCY MEDICAL SERVICES L.P.

                                     By: Emergency Medical Services Corporation,
                                         its general partner

                                     By: /s/ Randy Owens
                                         ---------------------------------------
                                         Name: Randy Owens
                                         Title: CFO

                                       14